Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 10, 2022, is by and between PHARMALOGIC IDAHO, LLC, a Delaware limited liability company (“Buyer”), and INTERNATIONAL ISOTOPES, INC., a Texas corporation (“Seller”).

RECITALS:

A.              Seller owns and operates a contract manufacturing facility located in Idaho Falls, Idaho, including the tangible and intangible assets described in Schedule A attached hereto and made a part hereof (the “Purchased Assets”), contained at a portion of the facility located at 4137 Commerce Drive, Idaho Falls, Idaho 83401 (the “West Expansion”).

B.              Buyer desires to purchase and Seller desires to sell the Purchased Assets on the terms and subject to the conditions set forth herein.

C.              The Purchased Assets represent only a portion of the total assets of Seller and after the sale of the Purchased Assets, Seller shall continue to own operations in, among other things, the manufacturing of development and commercial stage drug products at the facility, with the exception of the West Expansion, located at 4137 Commerce Drive, Idaho Falls, Idaho 83401 and elsewhere (“Seller’s Business”).

In consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

Article 1
RECITALS AND DEFINITIONS

1.01         Recitals. The foregoing Recitals are restated and incorporated herein.

1.02         Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to such terms in Exhibit A to this Agreement, and the definitional and interpretive provisions set forth in Section 9.14 shall apply in all respects to this Agreement and all Exhibits and Schedules hereto.

Article 2
PURCHASE AND SALE

2.01         Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, the entire right, title and interest of Seller in, to and under the Purchased Assets, in each case free and clear of all Liens. The Purchased Assets include:

(a)             the assets described on Schedule A, along with all Seller’s rights under related product warranties, including any leasehold improvements in the West Expansion that Buyer occupies after Closing; and

(b)            all books, records, files, lists and papers, whether in hard copy or computer or other electronic format, used in, held for use or relating to the Purchased Assets, including all user manuals and product documentation (“Books and Records”).

2.02         Excluded Assets. All tangible and intangible assets of the Seller that are not Purchased Assets are Excluded Assets.

2.03         Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following liabilities (the “Assumed Liabilities”): (a) Buyer’s obligations under the Sublease, (b) all liabilities or obligations, including Taxes, arising out of or relating to the ownership of the Purchased Assets or the occupation of the West Expansion after Closing (but excluding any of the foregoing to the extent arising from the acts or omissions of Seller prior to Closing), and (c) any Taxes for which Buyer is responsible pursuant to Section 5.06.

2.04         Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any Excluded Liabilities, which shall remain liabilities and obligations of Seller.

2.05         Assignment of Permits and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any intended Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such attempted sale, assignment, transfer, conveyance or delivery, without the authorization, approval or consent of a Governmental Authority or other third party (collectively, the “Required Consents”), would (a) constitute a breach or other contravention of such intended Purchased Asset; (b) be void or voidable; or (c) in any way adversely affect the rights of Buyer thereunder, unless and until each Required Consent is obtained. If any Required Consent is not obtained or waived by Buyer prior to the Closing and the Closing nonetheless occurs, Seller shall use its commercially reasonable efforts to obtain such Required Consent as promptly as practicable thereafter and until such Required Consent is obtained, Seller shall cooperate with Buyer in a mutually agreeable arrangement under which Buyer would obtain the benefits under any Purchased Asset that is subject to the provisions of this Section 2.05 in accordance with this Agreement, including by means of any subcontracting or subleasing arrangement with Buyer to the extent that it is lawful to do so, or under which Seller would enforce (at the direction and expense of Buyer) for the benefit of Buyer, any and all rights of Seller against a third party thereto. Seller shall promptly remit to Buyer when received all monies received by Seller in respect of any such Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom. Upon receipt of any Required Consent, Seller shall promptly sell, assign, transfer, convey and deliver such Purchased Asset to Buyer for no additional consideration. Seller shall not be required to make any payment to any party to obtain such party’s consent to assignment of any Purchased Asset.

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2.06         Aggregate Purchase Price; Allocation; Withholding.

(a)             The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to FOUR MILLION DOLLARS (US$4,000,000), payable at the Closing as provided in Section 2.08.

(b)            The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the methodology set forth on Schedule 2.06(b) (the “Purchase Price Allocation”). Buyer shall deliver such Purchase Price Allocation to Seller within sixty (60) days after the Closing Date for Seller’s review and comment. Buyer will incorporate all reasonable comments on such Purchase Price Allocation provided by Seller. Buyer and Seller agree to use such Purchase Price Allocation for all tax reporting purposes, including, but not limited to, preparation of IRS Form 8594 for its respective federal income tax returns, and not to assert any other allocation or take any position in any tax return or filing, or any examination, audit, or administrative or judicial proceeding relating to any tax return or filing, that is inconsistent with the Purchase Price Allocation unless otherwise required by Applicable Law.

(c)             Notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts of Taxes, if any, as Buyer is required to deduct and withhold under any Applicable Law. Any amounts so deducted and withheld and paid over to or deposited with the appropriate Governmental Authority will be treated for all purposes of this Agreement as having been paid to Seller. Buyer will notify (to the extent reasonably practicable) Seller of any amounts that it intends to deduct and withhold at least three (3) Business Days prior to the scheduled date of such payment, and Buyer shall work in good faith with Seller to minimize any such withheld amounts.

2.07         Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder (the “Closing”) shall take place on the third Business Day following the date on which all of the conditions set forth in Article 7 have been satisfied or waived as set forth therein (other than any such condition that by its terms cannot be satisfied until the Closing Date, which condition shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by Seller and Buyer, and shall be deemed to be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). The Closing may be accomplished by the exchange of signatures by overnight mail or by scanned and emailed signatures or by electronic signatures, as Buyer and Seller may deem appropriate.

2.08         Payments on the Closing Date. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered on the Closing Date to Seller an amount (the “Closing Date Payment”) equal to the Purchase Price in immediately available funds by wire transfer to the account designated by Seller and set forth on Schedule 2.08 (the “Designated Account”).

2.09         Buyer’s Additional Deliveries. At Closing, Buyer shall deliver to Seller all of the following:

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(a)             the Bill of Sale, the Sublease, the Mutual Nondisclosure and Fair Trade Covenant Agreement, and the Transition Services Agreement each duly executed by Buyer; and

(b)            a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the Buyer Transaction Approvals.

2.10         Seller’s Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer all of the following:

(a)             the Bill of Sale, the Transition Services Agreement, the Mutual Nondisclosure and Fair-Trade Covenant Agreement and the Sublease each duly executed by Seller, together with an estoppel duly executed by Lessor with respect to the Lease in form satisfactory to Buyer;

(b)            the Books and Records;

(c)             a certificate of a duly authorized officer of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the Transaction Approvals;

(d)            duly executed IRS Form W-9;

(e)             a certificate of existence or good standing with respect to Seller issued by the Secretary of State of Texas of recent date; and

(f)             such other documents, bills of sale, assignments and other instruments in the form and substance satisfactory to Buyer as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets and vest with Buyer sole and complete ownership thereof.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller Disclosure Schedules, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

3.01         Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and carry on its business as now conducted.

3.02         Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party and the consummation of the

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transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller (“Transaction Approvals”). This Agreement has been, and each of the Related Agreements to be executed and delivered by Seller at or prior to the Closing will be, duly executed and delivered by Seller and, upon such execution and delivery (and assuming the due authorization, execution and delivery of this Agreement and the Related Agreements by Buyer and the performance by Buyer of the transactions contemplated hereby and thereby), constitute or will constitute (as applicable) the legal, valid and binding obligation of Seller , enforceable against Seller in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

3.03         Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with Seller’s Organizational Documents, (b) violate any Applicable Law, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Seller is a party and to which the Purchased Assets are subject, or (d) result in the creation or imposition of any Lien on any Purchased Asset.

3.04         Required Consents. The execution, delivery and performance by Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby require no action by, consent of, notice to, or filing with, any Governmental Authority or any other Person (including with respect to any contract to which any of the Purchased Assets are subject or any Permit).

3.05         No Undisclosed Liabilities. There are no liabilities of Seller related to the Purchased Assets of any kind whatsoever, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than contractual and other liabilities incurred in the ordinary course of business, consistent with past practices, which are not required by reasonable accounting principles to be reflected on a balance sheet, all of which are immaterial in nature and amount, and none of which are liabilities for breach of contract, breach of warranty, tort, infringement claim or lawsuit or a known liability to repay or refund to any Person any amount previously received by Seller.

3.06         Contracts. Except as set forth in Section 3.06 of the Seller Disclosure Schedules, there are no Contracts relating to the ownership or operation of the Purchased Assets. Each Contract listed in Section 3.06 of the Seller Disclosure Schedules is a valid and binding agreement of Seller and the other parties thereto and is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such and, to Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Seller has not received any notice (whether oral or written) of any actual, alleged, possible or potential, breach or default under any such Contract, and to Seller’s Knowledge, there does not exist any event, condition or omission

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that would constitute any such breach or default. True and complete copies of each such Contract (including all amendments) have been delivered to Buyer.

3.07         Litigation. There is no Action pending against, or to Seller’s Knowledge, threatened in writing affecting any Purchased Asset or the transactions contemplated hereby that is before (or, in the case of threatened Actions would be before) any Governmental Authority or arbitrator nor, to Seller’s Knowledge, is there any basis therefor.

3.08         Compliance with Laws. Seller is conducting, and has at all times conducted, the activities with respect to the Purchased Assets and the West Expansion in all material respects in accordance with all Applicable Laws (including all Health Care Laws) and Permits and, (x) to Seller’s Knowledge, Seller is not under investigation with respect to, and (y) Seller has not been threatened in writing to be charged with or given written notice of any violation of, any Applicable Law relating to the Purchased Assets or activities involving or related to the West Expansion.

3.09         Regulatory Matters.

(a)             Seller is not enrolled in and does not submit claims to any federal health care program (as defined at 42 U.S.C. § 1320a–7b(f)) or other third-party payment program for items or services furnished by Seller. Seller has not presented, caused to be presented or conspired with any party to present to any federal health care program any claim for payment for an item or service in violation of, or that would be the basis for liability under, the False Claims Act, 31 U.S.C. § 3729 – 3733, any similar state false claims act, the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a, 1320a-7b, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, any other Health Care Laws, or the common law or administrative theories of recoupment, payment by mistake, unjust enrichment, disgorgement, conversion, breach of contract, or fraud.

(b)            No action is pending or, to knowledge of Seller, threatened in writing, before the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority against Seller. Seller has not, since January 1, 2017, received any (i) written notice of any investigation of Seller, or any other actions, claims or complaints, by any Governmental Authority; (ii) adverse inspection report; or (iii) FDA Form 483, Warning Letter, or untitled letter.

(c)             Seller maintains a compliance and quality program with respect to the Purchased Assets and West Expansion. Seller is and, since the date that is five (5) years prior to the date hereof, has been in material compliance with the relevant compliance and quality program. Seller promptly and duly investigates any reports of alleged compliance and quality violations, takes and has taken commercially reasonable corrective actions as determined to be warranted, including repayment of any overpayments, and has no Knowledge of any current material compliance problems.

3.10         Properties and Assets. Seller is the true and lawful owner of, and has good and valid title to, or in the case of leased assets and properties a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Liens. The Purchased Assets were never used for commercial use. Schedule A accurately describes the age of each Purchased Asset. Except for this Agreement, Seller is not a party to any Contract granting any Person or recognizing with respect to

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any Person any ownership or vesting right in, or any right of first refusal, right of first offer or other preferential right to purchase, any of the Purchased Assets or any portion thereof or interest therein.

3.11         Licenses and Permits. Schedule 3.11 lists each Permit together with the name of the Governmental Authority issuing such Permit. Seller has delivered to Buyer a true, correct and complete copy of each Permit. The Permits are valid and in full force and effect, and Seller is not in default under, and to Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

3.12         Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.13         Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in Seller Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

4.01         Existence and Power. Buyer is a limited liability company duly organized and in good standing under the laws of Delaware and has all limited liability company powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

4.02         Authorization. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the limited liability company powers of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer (“Buyer Transaction Approvals”). This Agreement and each of the Related Agreements to which it is a party constitutes a valid and binding agreement of Buyer (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) enforceable against Buyer in accordance with their respective terms.

4.03         Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

4.04         Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the Organizational Documents of Buyer, (b) violate any Applicable Law, or (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default

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under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject.

4.05         Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.06         Full Disclosure. No representation or warranty by Buyer or Buyer’s Affiliates in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 5
COVENANTS OF SELLER AND BUYER

5.01         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any Confidential Information. Notwithstanding the foregoing, if Seller or any of its Affiliates or, as applicable, Representatives (collectively, the “Disclosing Party”) is requested or required by Applicable Law to disclose any Confidential Information, the Disclosing Party will provide Buyer with notice of such request or requirement as promptly as practicable (unless prohibited by Applicable Law) so that Buyer may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 5.01. The Disclosing Party will cooperate reasonably with Buyer in connection with the Buyer’s efforts to seek such an order or remedy. If the Buyer does not obtain such an order or other remedy, or waives compliance with the provisions of this Section 5.01, the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

5.02         Remedies and Enforcement. Seller acknowledges and agrees that (i) strict enforcement of the terms of Section 5.01 is necessary for the purpose of ensuring the preservation, protection and continuity of the Purchased Assets, (ii) Buyer would be irreparably harmed by any breach of Section 5.01 and that monetary damages, even if available, alone would not be an adequate remedy for any such breach; (ii) in the event of any breach or threatened breach of any provision of Section 5.01, Buyer shall be entitled, in addition to all other equitable remedies that it may have existing in its favor, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any such breach or threatened breach and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages; and (iii) the prevailing party in any action commenced to enforce Section 5.01 (whether through a monetary judgment, injunctive relief or otherwise) also shall be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

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5.03         Employment Agreements. Seller agrees to cooperate with and assist Buyer, as and to the extent Buyer may from time-to-time request, in Buyer’s efforts to negotiate and enter into employment agreements with the Executives, which agreements will become effective upon the completion of the Executives’ duties as employees of Seller as contemplated by the Transition Service Agreement.

5.04         Further Assurances. At any time and from time to time after the Closing, at the request of either party, and without further consideration, the other party shall execute and deliver such other instruments of sale, transfer, conveyance, assumption and assignment and take such actions as such requesting party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

5.05         Public Announcements. Seller shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. Buyer or its Affiliates may issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby (including as may be required by Applicable Law or any listing agreement with any national securities exchange) with prior consultation with, and the prior written consent of, Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

5.06         Straddle Period Apportionment. With respect to any Straddle Period, all excise, property and other similar ad valorem taxes pertaining to the Purchased Assets or the West Expansion shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated herein. Seller shall be responsible for that portion of such amounts relating to the period ending on or before the Closing Date and Buyer shall be responsible for that portion of such amounts relating to the period following the Closing Date.

5.07         Permits. Buyer shall use commercially reasonable efforts to obtain any Permits, including without limitation a Region IV license issued by the United States Nuclear Regulatory Commission (“NRC”) (the “NRC Permit”), necessary to operate Buyer’s business in the West Expansion at Buyer’s cost and expense. Without limitation of the foregoing, until such date that Buyer obtains its own NRC Permit with respect to the West Expansion (or such date that Buyer otherwise adds the West Expansion to one of Buyer’s current Permits), Seller shall continue to hold and maintain in good standing Seller’s NRC Permit related to the West Expansion and during such time shall retain all responsibility to comply with all NRC requirements relating to such NRC Permit, in each case at Seller’s cost and expense. Buyer and Seller agree and acknowledge that Buyer shall be permitted to operate Buyer’s business at the West Expansion under Seller’s NRC Permit until such time that Buyer either obtains its own NRC Permit with respect to the West Expansion or adds the West Expansion to one of Buyer’s current Permits; but in no event later than the date that is eighteen (18) months from the Closing Date, which date will be extended by Seller if the NRC Permit has not been obtained but Buyer can demonstrate to Seller’s satisfaction that it is using its best efforts to obtain the same. During this time, Buyer agrees to operate in the West Expansion in accordance with all quality, safety, radiation safety, and compliance procedures established by Seller. Seller shall assist and cooperate with Buyer with respect to any reasonable requests (and at

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Buyer’s expense) made by Buyer for assistance in obtaining any Permits necessary to conduct Buyer’s business at the West Expansion.

Article 6
Conditions to Closing

6.01         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)             Each of the representations and warranties of Seller set forth in Article 3 (i) that is not qualified by “material,” “materially,” “materiality,” “Material Adverse Effect” or other qualification based on materiality shall be true and correct in all material respects both when made and at and as of the Closing Date, except to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date, and (ii) that is qualified by “material,” “materially,” “materiality,” “Material Adverse Effect” or other qualification based on materiality shall be true and correct in all respects both when made and at and as of the Closing Date, except to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all respects as of such earlier date.

(b)            All of the agreements and covenants of Seller to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects.

(c)             Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.01(a), Section 6.01(b), and Section 6.01(e) have been satisfied.

(d)            Buyer shall have received all deliveries of Seller provided for in Section 2.10.

(e)             From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)             Buyer shall be satisfied in its sole discretion with its due diligence review of the Purchased Assets and the West Expansion.

(g)            A sublease of the Amended and Restated Lease Agreement dated January 20, 2020 by and between Lessor and Seller (the “Lease”) relating to the West Expansion on terms acceptable to Buyer (and in no event less favorable than those presently in effect between Lessor and Seller in the Lease), shall have been executed by Seller (the “Sublease”).

(h)            A transition services agreement in substantially the form attached hereto as Exhibit C shall have been executed by Seller (the “Transition Services Agreement”).

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(i)              A mutual nondisclosure and fair-trade agreement (the “Mutual Nondisclosure and Fair-Trade Agreement”) on terms mutually acceptable to the Buyer and Seller shall have been executed by Seller.

(j)              Any schedules or exhibits referred to herein but not attached hereto at the time of execution of this Agreement shall have been delivered to Buyer in form satisfactory to Buyer.

6.02         Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)             Each of the representations and warranties of Buyer set forth in Article 4 that is (i) not qualified by “material,” “materially,” “materiality,” “Material Adverse Effect” or other qualification based on materiality shall be true and correct in all material respects both when made and at and as of the Closing Date, except to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date, and (ii) qualified by “material,” “materially,” “materiality,” “Material Adverse Effect” or other qualification based on materiality shall be true and correct in all respects both when made and at and as of the Closing Date, except to the extent that such representation and warranty refers specifically to an earlier date, in which case such representation and warranty shall have been true and correct in all respects as of such earlier date.

(b)            The Sublease shall have been executed by Buyer.

(c)             The Transition Services Agreement shall have been executed by Buyer.

(d)            The Mutual Nondisclosure and Fair-Trade Covenant Agreement shall have been executed by Buyer.

(e)             All of the agreements and covenants of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects.

(f)             Buyer shall have made the payments specified in Section 2.08 and all other deliveries of Buyer provided for in Section 2.09.

(g)            Any exhibits referred to herein but not attached hereto at the time of execution of this Agreement shall have been delivered to Seller in form satisfactory to Seller.

Article 7
TERMINATION

7.01         Termination. This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of Seller and Buyer; (b) by Buyer, if there has been a failure to perform any covenant or agreement contained in this Agreement on the part of Seller (including the obligation to effect the Closing) or if any representation or warranty made by Seller shall not

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be true and correct and, as a result of any of the foregoing, the conditions set forth in Section 6.01 would not be satisfied, and the breach or breaches causing such representations or warranties not to be true and correct in any material respect, or the failures to perform any covenant or agreement in any material respect, as applicable, are not cured within seven (7) Business Days after written notice thereof is delivered to Seller; (c) by Seller if there has been a failure to perform any covenant or agreement contained in this Agreement on the part of Buyer (including the obligation to effect the Closing) or if any representation or warranty made by Buyer shall not be true and correct and, as a result of any of the foregoing the conditions set forth in Section 6.02 would not be satisfied, and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement in any material respect, as applicable, are not cured within seven (7) Business Days after written notice thereof is delivered to Buyer; (d) by Buyer, upon written notice to Seller if at any time following the date hereof and prior to the earlier termination of this Agreement pursuant to the other provisions of this Section 7.01, (i) there shall have been a Material Adverse Effect or any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, or (ii) the condition set forth in Section 6.01(f) is not satisfied; or (e) by Buyer or Seller if the Closing shall not have occurred on or before April 30, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(e) shall not be available to any party hereto whose failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or before the Outside Date.

7.02         Effect of Termination. Upon any termination of this Agreement under Section 7.01 by Buyer or Seller, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force or effect, and there shall be no liability hereunder on the part of the parties hereto, except that (a)  this Section 7.02, Section 5.01, and Article 9 shall survive the termination of this Agreement, and (b) nothing herein shall release or relieve any party from liability for any breach of this Agreement prior to such termination.

Article 8
SURVIVAL; INDEMNIFICATION

8.01         Survival.

(a)             The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date; provided that the representations and warranties in Sections 3.01, 3.02, 3.03(a), 3.05, and 3.11 (collectively, the “Seller Fundamental Representations”), and Sections 4.01, 4.02, 4.03, 4.04(a) and 4.05 (collectively, the “Buyer Fundamental Representations”) shall survive until the last day of the applicable statute of limitations period.

(b)            The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (including Seller’s obligation to indemnify, defend and hold harmless Buyer Indemnitees from and against all Excluded Liabilities) shall survive until the last day of the applicable statute

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of limitations, or for the shorter period explicitly specified herein or therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive until the last day of the applicable statute of limitations.

(c)             Notwithstanding Section 8.01(a) and Section 8.01(b), (i) if written notice of a claim for indemnification shall have been given in accordance with, as applicable, Section 8.04 or Section 8.05 on or prior to the expiration of the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such claim shall survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (ii) any claim for indemnification for fraud or intentional misrepresentation shall survive until the last day of the statute of limitations period.

8.02         Indemnification.

(a)             Effective at and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors and assignees (collectively, the “Buyer Indemnitees”) from and against, and reimburse the Buyer Indemnitees for, any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) (collectively, “Damages”) incurred or suffered by the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(i)              any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, any Related Agreement, or any document or certificate required to be furnished by Seller pursuant hereto or thereto;

(ii)            any failure to perform or other breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement or any Related Agreement;

(iii)          any Excluded Asset or any Excluded Liability; or

(iv)          any Third Party Claim (as defined below) arising from or relating to the ownership of the Purchased Assets or the West Expansion prior to the Effective Time.

(b)            Effective at and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, directors, officers, employees, agents, successors and assignees (collectively, the “Seller Indemnitees”) from and against, and reimburse Seller Indemnitees for, any and all Damages incurred or suffered by Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(i)              any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement, any Related Agreement, or any document or certificate required to be furnished by Buyer pursuant hereto or thereto;

(ii)            any failure to perform or other breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any Related Agreement;

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(iii)          any Assumed Liability; or

(iv)          the ownership of the Purchased Assets or the West Expansion after the Effective Time (except to the extent covered by the indemnification provided in Section 8.02(a)).

8.03         Certain Indemnification Limitations. The indemnification provided for in Section 8.02 shall be subject to the following limitations and terms:

(a)             Subject to Section 8.03(c), (i) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a)(i) until the aggregate amount of all Damages in respect of indemnification under Section 8.02(a)(i) exceeds Twenty Thousand Dollars ($20,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Damages from the first dollar, and (ii) the aggregate amount of all Damages for which Seller shall be liable pursuant to Section 8.02(a)(i) shall not exceed twenty percent (20%) of the Purchase Price (the “Cap”).

(b)            Subject to Section 8.03(c), (i) Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.02(b)(i) until the aggregate amount of all Damages in respect of indemnification under Section 8.02(b)(i) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Damages from the first dollar, and (ii) the aggregate amount of all Damages for which Buyer shall be liable pursuant to Section 8.02(b)(i) shall not exceed the Cap.

(c)             Notwithstanding the foregoing, (i) the limitations set forth in Section 8.03(a) shall not apply to Damages based upon, arising out of, with respect to or by reason of (A) any breach of, or inaccuracy in, any of Seller Fundamental Representations, or (B) fraud or intentional misrepresentation by or on behalf of Seller; and (ii) the limitations set forth in Section 8.03(b) shall not apply to Damages based upon, arising out of, with respect to or by reason of (A) any breach of, or inaccuracy in, any of the Buyer Fundamental Representations, or (B) fraud or intentional misrepresentation by or on behalf of Buyer. The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 8.02, including with respect to or by reason of any breach of, or inaccuracy in, any of Seller Fundamental Representations, or fraud or intentional misrepresentation by or on behalf of Seller, shall not exceed the Purchase Price (the “Total Cap”).

(d)            For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty, and the calculation of any Damages with respect thereto, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

8.04         Third-Party Claim Procedures.

(a)             The party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section 8.02, setting forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified

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Party); provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party).

(b)            The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 8.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense. Notwithstanding anything herein to the contrary, Seller shall not be responsible for any Damages to the extent such Third-Party Claim arises from any action, inaction or omission by the Buyer for which Buyer is obligated to indemnify Seller Indemnitees under Section 8.02(b).

(c)             The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates.

(d)            If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.04, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim.

(e)             In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim in accordance with this Section 8.04, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim, but only to the extent any fees or expenses are incurred after notice has been given to the Indemnifying Party or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)             Each party hereto shall cooperate, and cause their respective Affiliates and Representatives to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

8.05         Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under this Article 8 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party, setting forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party); provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the

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Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim~~.~~

8.06         Tax Treatment of Indemnification Payments. Except to the extent otherwise required by Applicable Law, all indemnification payments made pursuant to this Article 8, shall be treated by the parties hereto as an adjustment to the Purchase Price for Tax purposes.

Article 9
MISCELLANEOUS

9.01         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Pharmalogic Holdings Corp.
433 Plaza Real, Suite 275
Boca Raton, FL 33432
Attn: Stephen Chilinski, President
Telephone: +1 347-556-3327
Email: schilinski@radiopharmacy.com

and

MedEquity Capital, LLC
16 Laurel Avenue, Suite 200
Wellesley Hills, MA 02481
Attn: W. Brandon Ingersoll
E-mail: bingersoll@medequity.com

with a copy to:

Pierce Atwood LLP
254 Commercial Street
Portland, ME 04101
Attn: David J. Champoux
Email: dchampoux@pierceatwood.com

if to Seller, to:

International Isotopes, Inc.
Attn: Steven Laflin, CEO
4137 Commerce Circle
Idaho Falls, ID 83401

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with a copy to:

Perkins Coie LLP
1111 West Jefferson Street
Boise, ID 83702
Attn: Melanie G. Rubocki
Email: mrubocki@perkinscoie.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

9.02         Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by an authorized representative of each of Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No course of conduct or failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.03         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.04         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part; provided, further, that no such transfer or assignment will relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

9.05         Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by and construed in accordance with, the laws of the State of Idaho, without regard to the conflicts of law rules of such state.

9.06         Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby

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irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party, provided that nothing shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

9.07         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.08         Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Except as set forth in Section 8.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

9.09         Entire Agreement. This Agreement (including all Exhibits and Schedules annexed hereto) and the Related Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

9.10         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.11         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.12         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened

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breach of this Agreement or to enforce specifically the performance of the terms and provisions hereof in courts described in Section 9.06 or, with respect to the covenants of Seller or Buyer set forth in Article 5, any court in any jurisdiction having subject matter jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree that they will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.13         Attorneys’ Fees. In the event of any litigation or other action at law or suit in equity to enforce this Agreement or the rights of any party hereunder, the prevailing party in such litigation, action or suit shall be entitled to receive from the other party its reasonable attorneys’ fees and other reasonable costs and expenses incurred therein.

9.14         Definitional and Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement are to that agreement as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement listed or required to be listed on Seller Disclosure Schedules, all such amendments, modifications or supplements must also be listed in the appropriate section of Seller Disclosure Schedules. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

INTERNATIONAL ISOTOPES, INC.,
a Texas corporation

By:	/s/ Steve Laflin
Name:	Steve Laflin
Title:	CEO

  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

BUYER:

PHARMALOGIC IDAHO, LLC,
a Delaware limited liability company

By:	/s/ Steven Chilinski
Name:	Steven Chilinski
Title:	President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Exhibit A and shall be equally applicable to both the singular and plural forms:

“Action” shall mean any action, claim, litigation, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common Control with such other Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or such Person’s properties or assets, including all laws and regulations relating to the environment, health, safety, natural resources or hazardous materials, in each case as amended unless expressly specified otherwise.

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Basket” has the meaning set forth in the Section 8.03(a).

“Bill of Sale” means the Bill of Sale substantially in the form attached hereto as Exhibit B.

“Books and Records” has the meaning set forth in Section 2.01(b).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, NY, are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.01(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).

“Buyer’s Transaction Approvals” has the meaning set forth in Section 4.02.

“Cap” has the meaning set forth in the Section 8.03(a).

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” means the date of the Closing.

“Closing Date Payment” has the meaning set forth in Section 2.08.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Confidential Information” means all Trade Secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the West Expansion or the Purchased Assets, including (only to the extent applicable to the Purchased Assets or the West Expansion) all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, information about employees, suppliers and other companies with which Seller has had a commercial relationship, plans, methods, concepts, technical information, Seller’s information and materials relating to future plans, including marketing strategies, new research, pending projects and proposals, proprietary production processes, research and development strategies and similar items, and any other information or material related to the Purchased Assets or the West Expansion that gives Seller an advantage with respect to its competitors by virtue of not being known by those competitors.

“Contract” shall mean any agreement, contract, lease, license, promissory note, conditional sales contract, invoice, purchase order, indenture, mortgage, deed of trust or other commitment, undertaking, instrument or arrangement of any kind, whether written or oral.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Damages” has the meaning set forth in Section 8.02(a).

“Designated Account” has the meaning set forth in Section 2.08.

“Disclosing Party” has the meaning set forth in Section 5.01.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.07.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” means any and all liabilities or obligations of Seller or Seller’s Business (or any predecessor of Seller or any prior owner of all or part of Seller’s businesses and assets) of whatever nature, whether presently in existence or arising hereafter and whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing, other than the Assumed Liabilities.

“Executives” means Matthew Orme and Ryan Laug.

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“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Health Care Laws” means (a) all Laws applicable to nuclear pharmacies, including without limitation, the laws and policies of the United States Food and Drug Administration, including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et. seq., the United States Nuclear Regulatory Commission or a state agency exercising nuclear regulatory authority pursuant to an agreement with the United States Nuclear Regulatory Commission, and state health departments and boards of pharmacy; (b) all Laws related to billing or submission of claims, reimbursement or health care fraud and abuse including (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), (ii) the federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”) (42 U.S.C. §1395nn), (iii) the federal False Claims Act (31 U.S.C. §3729 et seq.), (iv) the federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), (v) the federal Exclusion Laws (42 U.S.C. §1320a 7), (vi) the Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), (vii) the regulations promulgated pursuant to each of the foregoing statutes, and (viii) applicable counterpart state or local laws to any of the foregoing; (c) medical records and patient privacy and security laws, including HIPAA; (d) the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws; and (e) any other Laws governing arrangements among manufacturers, pharmacies, providers, patients and health care professionals or rules of professional conduct, relating to the regulation of the business of Seller.

“Indebtedness” means, with respect to Seller or Seller’s Business, without duplication, (a) the principal, prepayment or other premium (if any) and accrued interest in respect of indebtedness of Seller for money borrowed, whether or not evidenced by notes, debentures, bonds or other similar instruments and for the payment of which Seller is responsible or liable, directly or indirectly, either severally or jointly with any other Person; (b) all obligations of Seller issued or assumed as the deferred purchase price of property, all conditional sale obligations of Seller and all obligations of Seller under any title retention agreement; (c) all obligations of Seller under leases required to be capitalized in accordance with GAAP; (d) all obligations of Seller for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of the type referred to in the foregoing clauses (a) through (d) of any other Person, the payment of which Seller is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, either severally or jointly with any other Person; (f) all obligations of the type referred to in the foregoing clauses (a) through (e) of Seller or any other Person secured by any Lien on any asset of Seller (whether or not such obligation is assumed by such other Person); and (g) all obligations of the type referred to in the foregoing clauses (a) through (f) of Seller secured by any Lien on the property or assets of any other Person (whether or not such obligation is assumed by such other Person).

“Indemnified Party” has the meaning set forth in Section 8.04(a).

“Indemnifying Party” has the meaning set forth in Section 8.04(a).

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“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” has the meaning set forth in Section 6.01(g).

“Lessor” means Adrian Rand Robison and Dorothy Robison, husband and wife.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, option, conditional sale agreement, right of first refusal or right of first offer, security interest, equitable interest, restriction on transfer or encroachment, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means a change, event, circumstance or development with respect to or on the condition (financial or otherwise) of the Purchased Assets which is or can reasonably be expected to be material and adverse.

“Mutual Nondisclosure and Fair-Trade Covenant Agreement” has the meaning set forth in Section 6.01(i).

“Organizational Documents” means, with respect to a Person, as applicable, (a) such Person’s certificate or articles of formation, organization, or incorporation, (b) agreements, instruments and certificates defining the rights and preferences of holders of such Person’s capital stock or membership interests, and (c) such Person’s bylaws or limited liability company operating agreement, in each case as amended through the date hereof.

“Outside Date” has the meaning set forth in Section 7.01.

“Permits” mean all permits and licenses, authorizations, consents, approvals, clearances, registrations, certificates, franchises or similar rights obtained or required to be obtained from any Governmental Authority affecting, or relating in any way to, the Purchased Assets or the West Expansion

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchase Price” has the meaning set forth in Section 2.06(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.06(b).

“Related Agreements” means the Bill of Sale, the Sublease, the Transition Services Agreement, the Mutual Nondisclosure and Fair-Trade Covenant Agreement and any other document or instrument delivered by the parties hereto in connection with the transactions contemplated hereby or thereby.

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“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, independent contractors, counsel, financial advisors, accountants, agents and other authorized representatives, as applicable.

“Required Consents” has the meaning set forth in Section 2.05.

“Seller” has the meaning set forth in the Preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer at or prior to the Closing with respect to the representations and warranties set forth in Article 3 hereof.

“Seller Fundamental Representations” has the meaning set forth in Section 8.01(a).

“Seller Indemnitees” has the meaning set forth in Section 8.02(b).

“Seller’s Business” has the meaning set forth in the Recitals.

“Seller’s Knowledge” means the actual knowledge of Steven Laflin or the Executives.

“Straddle Period” means any Tax period that includes, but does not begin or end on, the Closing Date.

“Sublease” has the meaning set forth in Section 6.01(g).

“Tax” means (a) all taxes, including without limitation, all net income, gross income, gross receipts, capital, windfall profit, severance, real property, personal property, production, sales, use, license, excise, franchise, employment, payroll, withholding, social security charges, escheat, unclaimed property, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental taxes or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever in nature of taxes imposed or collected by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, or (b) liability for the payment of any amounts of the type described in (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Third-Party Claim” has the meaning set forth in Section 8.04(a).

“Total Cap” has the meaning set forth in Section 8.03(c).

“Trade Secrets” means confidential information, ideas, research and development, compositions, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, technical data, designs, specifications, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, pricing and cost information, business plans, marketing plans, business proposals, marketing proposals and other proprietary information which qualifies as a trade secret under the Uniform Trade Secrets Act.

“Transaction Approvals” has the meaning set forth in Section 3.02.

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“Transition Services Agreement” has the meaning set forth in Section 6.01(h)..

“Treasury Regulations” means the final or temporary regulations that have been issued by the United States Department of Treasury pursuant to its authority under the Code and any successor regulations.

“West Expansion” has the meaning set forth in the Recitals.

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EXHIBIT B

BILL OF SALE

(See attached.)

Exhibit C

Transition Services Agreement

(See attached.)

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Schedule A

List and Description of Purchased Assets